UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                        )

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Soliciting Material Pursuant to §240.14a-12

                 NU SKIN ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

NU SKIN ENTERPRISES, INC.

May 14, 2007

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Nu Skin Enterprises, Inc., a Delaware corporation, will be held at 4:00 p.m., Mountain Daylight Time, on May 14, 2007, at our corporate offices, 75 West Center Street, Provo, Utah 84601, for the following purposes, which are more fully described in the Proxy Statement:

    1.        To elect a Board of Directors consisting of ten directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

    2.        To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

    3.        To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on March 30, 2007, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

        You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy as promptly as possible in the enclosed postage-prepaid envelope. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors, BLAKE M. RONEY Chairman of the Board

Provo, Utah, April 13, 2007

PROXY STATEMENT

NU SKIN ENTERPRISES, INC.

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2007

SOLICITATION OF PROXIES

        The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. (“Nu Skin,” “we,” or “us”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate offices, 75 West Center Street, Provo, Utah 84601, on May 14, 2007, at 4:00 p.m., Mountain Daylight Time, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement. These proxy solicitation materials were first sent or given to our stockholders on or about April 13, 2007.

        All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. If no specific voting instructions are given, the proxy will be voted FOR:

(1)	The election of the ten nominees to the Board of Directors listed in the proxy; and

(2)	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

        If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

        Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to our Corporate Secretary, by executing a later-dated proxy and delivering it to our Corporate Secretary, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy).

        We will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our voting stock. Solicitation of proxies will be made by mail. Our regular employees may further solicit proxies by telephone or in person and will not receive additional compensation for such solicitation.

OUTSTANDING SHARES AND VOTING RIGHTS

        Only stockholders of record at the close of business on March 30, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, 64,373,599 shares of our Class A Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote on each matter submitted to a vote of the stockholders at the Annual Meeting. Certain of our subsidiaries hold an aggregate of approximately 156,734 shares of our Class A Common Stock. In accordance with the General Corporation Law of the State of Delaware, these shares may not be voted with respect to any of the matters presented at the Annual Meeting and shall not be counted in determining the presence of a quorum.

        In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Class A Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, broker non-votes will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange.

        Directors will be elected by a favorable vote of a plurality of the shares of Class A Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. The ten nominees receiving the highest number of votes will be elected to serve as directors. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the total number of votes of outstanding shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions and broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against any such proposal. Broker non-votes, however, will be treated as not entitled to vote for purposes of determining approval of Proposal 2 and will not be counted as votes for or against Proposal 2. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the ten nominees named below. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Board of Directors. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against such proposal or abstention is specifically indicated in the proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock as of March 15, 2007, by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of the Class A Common Stock, (ii) each of our directors and director nominees, (iii) each of our executive officers whose name appears in the summary compensation table under the caption “Executive Compensation,” and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the table, the business address of the 5% stockholders is 75 West Center Street, Provo, Utah 84601, and the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 65,076,893 shares of common stock outstanding on March 15, 2007, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 15, 2007.

Directors, Executive Officers, 5% Stockholders	Number of Shares	%

Blake and Nancy Roney (1)	8,418,202	12.9
Sandra Tillotson (2)	3,729,599	5.7
Steven and Kalleen Lund (3)	1,818,386	2.8
Truman Hunt (4)	644,112	1.0
Joe Chang (5)	249,411	*
Robert Conlee (6)	212,358	*
Ritch Wood (7)	122,375	*
Dan Chard (8)	48,531	*
Daniel Campbell (9)	80,000	*
Jake Garn (9)	80,000	*
Paula Hawkins(9)	80,000	*
Andrew Lipman (10)	77,000	*
Allen Andersen (11)	32,500	*
Patricia Negrón (12)	22,500	*
Christine Day	—	—
Desmond Wong	—	—
Royce and Associates, LLC (13)	10,446,800	16.1
Blum Capital Partners, L.P. (14)	5,723,110	8.8
Wellington Management Company, LLP (15)	4,388,600	6.7
All directors and officers as a group	16,550,699	25.4
(24 persons) (16)

*	Less than 1%

(1)	Includes 8,234,109 shares of Class A Common Stock held by a family limited liability company in which Mr. Roney has sole voting and investment control over 50% of such securities and may be deemed to share voting and investment control over the other 50% with his spouse, Nancy Roney. Also includes 58,648 shares of Class A Common Stock held indirectly by Mr. Roney as trustee and with respect to which he has sole voting and investment power, and 125,445 shares of Class A Common Stock held indirectly by Mr. Roney as co-trustee with respect to which he shares voting and investment power.

(2)	Includes 30,000 shares of Class A Common Stock held indirectly as co-trustee and with respect to which Ms. Tillotson shares voting and investment power; and 500,000 shares of Class A Common Stock held indirectly as manager of a limited liability company and with respect to which she has sole voting and investment power.

(3)	Includes 1,731,553 shares of Class A Common stock held by a family limited liability company in which Mr. Lund has sole voting and investment control over 50% of such securities and may be deemed to share voting and investment control over the other 50% with his spouse, Kalleen Lund. Also includes 72,462 shares of Class A Common Stock held indirectly as trustee to which he has sole voting and investment power, and 14,371 shares of Class A Common Stock held indirectly by Mr. Lund as co-trustee with respect to which he has shared voting and investment power.

(4)	Includes 488,250 shares of Class A Common Stock that may be acquired by Mr. Hunt pursuant to presently exercisable non-qualified stock options.

(5)	Includes 149,084 shares of Class A Common Stock that may be acquired by Mr. Chang pursuant to presently exercisable non-qualified stock options.

(6)	Includes 203,687 shares of Class A Common Stock that may be acquired by Mr. Conlee pursuant to presently exercisable non-qualified stock options.

(7)	Includes 122,375 shares of Class A Common Stock that may be acquired by Mr. Wood pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(8)	Includes 44,875 shares of Class A Common Stock that may be acquired by Mr. Chard pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(9)	Includes 77,500 shares of Class A Common Stock that may be acquired by each of Mr. Campbell, Mr. Garn and Ms. Hawkins pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(10)	Includes 72,500 shares of Class A Common Stock that may be acquired by Mr. Lipman pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(11)	Includes 30,000 shares of Class A Common Stock that may be acquired by Mr. Andersen pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(12)	Includes 20,000 shares of Class A Common Stock that may be acquired by Ms. Negrón pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(13)	The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Royce and Associates, LLC was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission dated January 24, 2007. The address of Royce and Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(14)	The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Blum Capital Partners, L.P. was taken from a Schedule 13D filed by that entity with the Securities and Exchange Commission dated March 15, 2007. The address of Blum Capital Partners, L.P. is 909 Montgomery Street, Suite 400, San Francisco, CA 94133.

(15)	The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Wellington Management Company, LLP was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission dated February 14, 2007. The address of Wellington Management Company is 75 State Street, Boston, Massachusetts 02109.

(16)	Includes 2,217,833 shares of Class A Common Stock that may be acquired upon exercise of non-qualified options presently exercisable or exercisable within the next 60 days.

PROPOSAL 1
ELECTION OF DIRECTORS

        Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders. Our Bylaws provide that the Board of Directors will consist of a minimum of five and a maximum of eleven directors, with the number being designated by the Board of Directors. The current number of authorized directors is ten.

        Each of our current directors, except for Steven Lund, was previously elected to his or her present term of office by our stockholders. Mr. Lund was appointed to the Board of Directors in September 2006 to fill the vacancy created by the resignation of Joe Ferreira. Mr. Lund previously served as President and Chief Executive Officer and a director of our company from its inception until January 2003. Our Chairman of the Board, Blake Roney, recommended Mr. Lund as a candidate for director.

        Each of the nominees is currently a director of our company, except for Christine Day and Desmond Wong. Mr. Wong was recommended as a candidate by Allen Andersen, one of our current Board members, and Ms. Day was recommended as a candidate by one of our larger unaffiliated stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH
OF THE TEN NOMINEES TO OUR BOARD OF DIRECTORS

        Set forth below are the name, age, and business experience of each of the ten nominees for election as our directors, listed in alphabetical order.

        Daniel Campbell, 52, has served as a director of our company since March 1997 and currently serves as our Lead Independent Director. Mr. Campbell has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. He currently serves as a director of The SCO Group, Inc., a provider of software solutions for businesses. He received a B.S. degree from Brigham Young University.

        Christine Day, 45, served as President of the Asia Pacific Group of Starbucks Coffee International from July 2004 to February 2007. From July 2003 to October 2003, she served as Co-President for Starbucks Coffee International. From 1987 to 2003, Ms. Day served in various capacities for Starbucks Coffee Company, including Senior Vice President, North American Finance and Administration; and Vice President of Sales and Operations for Business Alliances. Ms. Day also serves as a director of Select Comfort Corporation, a provider of adjustable-firmness beds and other sleep-related accessory products and Starbucks Coffee Japan Ltd., a retail provider of coffee and other beverages. She received a B.S. degree from Central Washington University and an M.B.A. from Harvard Business School.

        Jake Garn, 74, has served as a director of our company since March 1997. Since 2004, Senator Garn has been an independent consultant. He served as a Managing Director of Summit Ventures, LLC, a lobbying firm, from 2000 to 2004. From 1993 to 2000 he served as the Vice Chairman of Huntsman Corporation, one of the largest privately held companies in the United States at the time. He currently serves on the boards of directors of Franklin Covey Co., a provider of time management seminars and products and Headwaters, Inc., a provider of products, technologies and services to the energy, construction and home improvement industries. From 1974 to 1993, Senator Garn was a member of the United States Senate and served on numerous Senate Committees. He received a B.S. degree from the University of Utah.

        Truman Hunt, 48, has served as our President since January 2003 and our Chief Executive Officer since May 2003. He has also served as a director of our company since May 2003. Mr. Hunt joined Nu Skin International, Inc. ("NSI") (which we acquired in 1998) in 1994 and has served in various positions with NSI and our company, including Vice President and General Counsel from May 1998 to January 2003 and Executive Vice President from January 2001 until January 2003. Prior to 1994, Mr. Hunt served as President and Chief Executive Officer of Better Living Products, Inc., an NSI affiliate involved in the manufacture and distribution of houseware products sold through traditional retail channels and he was a securities and business attorney in private practice. He received a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.

        Andrew Lipman, 55, has served as a director of our company since May 1999. Since 1988, Mr. Lipman has been a partner and head of the Telecommunications, Media and Technology Group of Bingham McCutchen LLP, an international law firm, and its predecessor law firm, Swidler Berlin, LLP. From 1987 to 1997, Mr. Lipman also served as Senior Vice President for Legal and Regulatory Affairs for MFS Communications Company, Inc., a competitive telecommunications provider. He also currently serves as a member of the boards of directors of Sutron Corporation, a provider of hydrological and meteorological monitoring products and The Management Network Group, Inc., a telecommunications-related consulting firm. He received a B.A. degree from the University of Rochester and a J.D. degree from Stanford Law School.

        Steven Lund, 53, has served as Vice Chairman of the Board since September 2006. Prior to this, he was on a three-year leave of absence serving in a full-time volunteer leadership position in Georgia for his church. Mr. Lund served as President and Chief Executive Officer and a director of our company from its inception in 1996 until his 2003 leave of absence. Mr. Lund was a founding shareholder of NSI and served as the Executive Vice President of NSI until our acquisition of NSI. Mr. Lund previously worked as an attorney in private practice. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University's J. Reuben Clark Law School.

        Patricia Negrón, 40, has served as a director of our company since June 2005. Ms. Negrón is currently an independent business consultant, author and advisor to Goode Partners, LLC. In 1999, Ms. Negrón launched the financial advisory group at Breakaway Solutions, an internet consulting firm, which she managed until 2001. From 1996 to 1999, Ms. Negrón was a research analyst at the investment banking firm of Adams Harkness & Hill. She began her career as an equity analyst in 1992 in the asset management division of the United States Trust Company of Boston. She received a B.S. degree from Armstrong Atlantic State University and a Certificate of Special Studies in Administration and Management from Harvard University Extension School.

        Blake Roney, 49, has served as Chairman of the Board since our inception in 1996. Mr. Roney was a founder of NSI in 1984 and served as its Chief Executive Officer and President until our acquisition of NSI in March 1998. Since our acquisition of NSI, Mr. Roney has retained his position as Chairman of the Board of our company. He received a B.S. degree from Brigham Young University.

        Sandra Tillotson, 50, has served as a director of our company since its inception in 1996 and as Senior Vice President since May 1998. Ms. Tillotson was a founding shareholder of NSI and served as a Vice President of NSI from its formation until our acquisition of NSI in 1998. She earned a B.S. degree from Brigham Young University.

        Desmond Wong, 56, has served as President and Chief Executive Officer of Sino Strategies Group since 2006. From 1997 to 2006, he served as the Americas Coordinating Partner for China for Ernst & Young LLP. From 1994 to 1997, Mr. Wong was Managing Director and Chief Financial Officer of a merchant banking firm specializing in bringing Western capital and technology into China. From 1983 to 1994, he was Corporate Director of Finance at Sears, Roebuck and Co., where he directed its global long-term financing, acquisitions and divestitures, interest rate risk management and credit rating defense. From 1973 to 1983, he served in various positions at Pete, Marwick, Mitchell & Co. In 1982, he was appointed to a U.S. Presidential (Grace) Commission staff to make efficiency and productivity improvement recommendations at the United States Treasury to then President Ronald W. Reagan. Mr. Wong is a Certified Public Accountant. He earned a B.S. degree from Indiana University and an M.B.A. from Harvard Business School.

        We are not aware of any family relationships among any of our directors or executive officers. Our Certificate of Incorporation contains provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the Delaware General Corporation Law.

CORPORATE GOVERNANCE

Director Independence

        The Board of Directors has determined that each of the current directors, listed below, is an "independent director" under the listing standards of the New York Stock Exchange. In addition, the Board of Directors has determined that Christine Day and Desmond Wong, who are nominees that are not currently on the Board, will each be an "independent director" under the listing standards of the New York Stock Exchange, if elected.

Allen Andersen
Daniel Campbell
Jake Garn
Paula Hawkins
Andrew Lipman
Patricia Negrón

        In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

        With respect to Mr. Lipman's independence, the Board also considered that he is a partner in the law firm Bingham McCutchen LLP. Bingham McCutchen provides legal services to us primarily in connection with contractual and regulatory issues associated with the telecommunications and enhanced data and voice communications of our Big Planet business. The Board has determined that Mr. Lipman's relationship with us is not material based on all relevant facts and circumstances, including the following: (i) the fees we paid to Bingham McCutchen during 2006 were approximately $40,000 which is an insignificant amount of Bingham McCutchen's revenues, (ii) the fees we paid for these services were not paid directly to Mr. Lipman, rather they were paid to the law firm at which Mr. Lipman is a partner, (iii) substantially all of the legal services provided to us by Bingham McCutchen was provided by attorneys other than Mr. Lipman, and (iv) these legal services relate primarily to our telecommunications business activities, which do not represent a material part of our business.

        With respect to Mr. Garn's independence, the Board also considered that he serves on the board of directors of Franklin Covey Co. Last year our Japan subsidiary contracted with Franklin Covey to provide leadership training services and time management materials for approximately $850,000. The Board has determined that Mr. Garn's relationship with us is not material based on all relevant facts and circumstances, including the following: (i) the amounts paid to Franklin Covey were less than 1% of Franklin Covey's annual consolidated gross revenues, and (ii) Mr. Garn was not involved in negotiating or implementing this relationship.

Board of Directors Meetings

        The Board of Directors held 16 meetings during the fiscal year ended December 31, 2006. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which that director served during the period served. Although we encourage board members to attend our annual meetings of stockholders, we do not have a formal policy regarding director attendance at annual stockholder meetings. One of the then ten directors attended our 2006 annual meeting of stockholders.

        The non-management directors meet regularly in executive sessions, as needed, without the management directors or other members of management. Daniel Campbell, the Lead Independent Director, presides at such executive sessions.

        We have standing Audit, Compensation and Nominating and Corporate Governance Committees (collectively, the "Committees"). Each member of the Committees is independent within the meaning of the listing standards of the New York Stock Exchange.

        The following table identifies the current membership of the Committees and states the number of committee meetings held during 2006.

Director	Audit	Compensation	Nominating and Corporate Governance

Allen Andersen	X	X
Daniel Campbell	X*		X
Jake Garn	X	X*
Paula Hawkins		X	X
Andrew Lipman		X	X*
Patricia Negrón	X		X
Number of Meetings in 2006	8	15	7

* Committee Chair

        The Board of Directors has adopted a written charter for each of the Committees, which are available at our website at <http://www.nuskinenterprises.com>. In addition, stockholders may obtain a print copy of any of these charters by making a written request to Scott Pond, Investor Relations Manager, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

        The Board of Directors has determined that Daniel Campbell is an audit committee financial expert as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission. The Audit Committee’s responsibilities include, among other things:

•	selecting our independent registered public accounting firm;

•	reviewing the activities and the reports of the independent registered public accounting firm;

•	reviewing our quarterly and annual financial statements and our significant accounting policies, practices and procedures;

•	approving in advance the audit and non-audit services provided by the independent registered public accounting firm; and

•	reviewing the adequacy of our internal controls and internal auditing methods and procedures.

        The Compensation Committee’s responsibilities include, among other things:

•	overseeing and approving compensation policies and programs;

•	reviewing and approving corporate goals and objectives relevant to the compensation to be paid to our chief executive officer and other executive officers;

•	establishing the salaries, bonuses, and other compensation to be paid to our chief executive officer as well as approving the compensation for the other executive officers;

•	administering our incentive plans; and

•	overseeing regulatory compliance with respect to executive compensation matters.

        For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” and “Compensation of Directors”.

        The Nominating and Corporate Governance Committee’s responsibilities include, among other things:

•	making recommendations to the Board of Directors about the size and membership criteria of the Board of Directors or any committee thereof;

•	identifying and recommending candidates for the Board of Directors and committee membership, including evaluating director nominations received from stockholders;

•	determining the compensation and benefits for services as a director;

•	developing and recommending to the Board of Directors corporate governance principles applicable to us; and

•	leading the process of identifying and screening candidates for a new chief executive officer when necessary, and evaluating the performance of the chief executive officer.

Our Director Nominations Process

        As indicated above, the Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process. This committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.

        Minimum Criteria for Members of the Board of Directors. Each candidate to serve on the Board of Directors must possess the highest personal and professional ethics, integrity and values, and be committed to serving the long-term interests of our stockholders. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may consider such other factors as it may deem appropriate, which may include, without limitation, professional experience, diversity of backgrounds, skills and experience at policy-making levels in business, government, financial, and in other areas relevant to our global operations, experience and history with our company, and stock ownership.

        Process for Identifying, Evaluating and Recommending Candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders if properly submitted to the committee. Stockholders wishing to recommend candidates should do so in writing to the Nominating and Corporate Governance Committee, c/o D. Matthew Dorny, Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Recommendations must include the proposed candidate’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations. The committee may also consider candidates proposed by current directors, management, employees and others. All such candidates who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors, will be included in our recommended slate of director nominees in our proxy statement.

        Procedures for Stockholders to Nominate Director Candidates at our Annual Meetings. Stockholders of record may also nominate director candidates for our annual meetings of stockholders by following the procedures set forth in our Bylaws. Please refer to the section below entitled “Stockholder Proposals for 2008 Annual Meeting” for further information.

Additional Corporate Governance Information

        We have also adopted the following:

        Code of Conduct. This code applies to all of our employees, officers and directors, including our subsidiaries. As noted below, this code is available on our website. In addition, any substantive amendments we make to this code, and any material waivers we grant (including implicit waivers) to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions will be disclosed on our website.

        Corporate Governance Guidelines. These guidelines govern our company and our Board of Directors on matters of corporate governance, including responsibilities, committees of the Board of Directors and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, director access to outside financial, business and legal advisors and management development and succession planning.

        Stock Ownership Guidelines. In January 2005, we established equity ownership guidelines applicable to our directors and executive officers. These guidelines provide that executive officers and directors must retain 50% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares equal to the recommended levels set forth in the guidelines. The recommended levels are phased in over a five-year period for executive officers. Outstanding options are not counted in determining whether a director or officer holds shares equal to or greater than the recommended level. At the end of the five-year phase-in period, the recommended ownership levels are set at 100,000 shares for our Chief Executive Officer, 5,000 shares for directors, 20,000 shares for members of our executive management committee, and 10,000 shares for our other executive officers.

        Each of the above is available on our website at <http://www.nuskinenterprises.com>. In addition, stockholders may obtain a print copy of any of the above, free of charge, by making a written request to Scott Pond, Investor Relations Manager, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

Communications with Directors

        Stockholders or other interested parties wishing to communicate with the Board of Directors, the non-management directors as a group, or any individual director may do so in writing by addressing the correspondence to that individual or group, c/o D. Matthew Dorny, Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. All such communications will be initially received and processed by our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to our Audit Committee chairperson. Other matters will be referred to the Board of Directors, the non-management directors, or individual directors as appropriate.

Compensation of Directors

        Each director who does not receive compensation as an officer or employee of our company or our affiliates is entitled to receive an annual retainer fee of $35,000 for serving on the Board of Directors, a fee of $1,500 for each meeting of the Board of Directors or any committee meeting thereof attended, and an additional fee of $1,000 for each committee meeting attended if such director is the chairperson of that committee. The Lead Independent Director receives an additional annual retainer fee of $10,000 for service in that position. The Audit Committee chairperson receives an annual retainer fee of $15,000 and all other committee chairpersons receive a $10,000 annual retainer fee. In addition, we may compensate a director $1,500 per day for corporate events or travel we require. Each director may be reimbursed for certain expenses incurred in attending Board of Directors and committee meetings and other corporate events. We also make available company product and corporate resort properties for use of directors.

        Prior to 2007, each non-management director received an annual stock option grant for 10,000 shares that vested on the date preceding the next annual meeting of stockholders. Beginning in 2007, each non-management director will annually receive a stock option to purchase 5,000 shares and 1,400 restricted stock unit awards under the 2006 Stock Incentive Plan. Both the stock options and the restricted stock units will vest on the date preceding the next annual meeting of stockholders.

        Our Board of Directors periodically reviews director compensation. The Nominating and Corporate Governance Committee is responsible for evaluating director compensation from time to time and making any adjustments it determines are appropriate.

Director Compensation Table – 2006

        The table below summarizes the compensation paid to and earned by each of our non-employee directors in 2006.

Name[1]	Fees Earned or Paid in Cash	Stock Awards[2]	Option Awards[2]	Total

Allen Andersen	$102,500	$ —	$72,505	$175,005
Daniel Campbell	133,500	—	72,505	206,005
Jake Garn	123,000	—	72,505	195,505
Paula Hawkins	102,500	—	72,505	175,005
Andrew Lipman	137,500	—	72,505	210,005
Patricia Negrón	96,500	29,124	85,313	210,937
Joe Ferreira	50,500	—	37,664	88,164

[1]

Truman Hunt, our Chief Executive Officer, Blake Roney, our Chairman, Steven Lund, our Vice Chairman, and Sandra Tillotson, Senior Vice President, each serve on the Board but as company employees they receive no compensation for their services as directors and are therefore not included in this table. Mr. Hunt is a named executive officer and his compensation is disclosed in the Summary Compensation Table.

[2]

These columns represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) of equity awards granted to the directors, and thus may include amounts from awards granted in and prior to 2006. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in note 11 to our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors. In 2006, each of these directors received a stock option grant for 10,000 shares. The grant date fair value of these awards under SFAS 123(R), which is generally the amount that we would expense in our financial statements over the vesting period, is $57,700 per each award ($5.77 per option).

        As of December 31, 2006, the directors named in this table had the following stock options outstanding: Mr. Andersen (30,000); Mr. Campbell (77,500); Mr. Garn (77,500); Ms. Hawkins (77,500); Mr. Lipman (72,500); Ms. Negrón (22,500). Mr. Ferreira resigned from the Board on August 31, 2006 and his unvested options (20,000) remain exercisable for one year after his termination.

EXECUTIVE AND SENIOR CORPORATE OFFICERS

        Our executive officers and other senior corporate officers as of March 31, 2006, were as follows:

Name	Age	Position

Blake Roney	49	Chairman of the Board
Truman Hunt	48	President and Chief Executive Officer
Steven Lund	53	Vice Chairman of the Board
Sandra Tillotson	50	Senior Vice President
Ritch Wood	41	Chief Financial Officer
Joe Chang	54	Chief Scientific Officer and Executive Vice President, Product Development
Dan Chard	42	Executive Vice President, Distributor Success
Robert Conlee	40	President, North Asia and President, Nu Skin Japan
Scott Schwerdt	49	President, Americas and Europe
Brett Nelson	43	Vice President, Global Distributor Support
Jack Peterson	53	Vice President, Corporate Strategy and Development
Larry Macfarlane	42	President, Big Planet
Andrew Fan	43	Regional President, Southeast Asia Region
Claire Averett	57	Vice President, Human Resources
Matthew Dorny	43	General Counsel and Secretary
Mark Adams	55	Chief Information Officer

        Set forth below is the business background of each of our executive officers and other senior corporate officers. Information on the business background of each of Blake Roney, Truman Hunt, Steven Lund and Sandra Tillotson is set forth previously under the caption “Election of Directors.”

        Ritch Wood has served as our Chief Financial Officer since November 2002. Prior to this appointment, Mr. Wood served as Vice President, Finance from July 2002 to November 2002 and Vice President, New Market Development from June 2001 to July 2002. Mr. Wood joined NSI in 1993 and has served NSI and our company in various capacities, including Controller, Pharmanex Division, Director of Finance, New Market Development, and Assistant Director of Tax. Mr. Wood is a Certified Public Accountant. Prior to joining us, he worked for the accounting firm of Grant Thornton LLP. Mr. Wood earned a B.S. and a Master of Accountancy degree from Brigham Young University.

        Joe Chang has served as Chief Scientific Officer and Executive Vice President of Product Development since February 2006. Dr. Chang served as the President of Pharmanex, our nutritional supplement division, from April 2000 to February 2006. Dr. Chang served as Vice President of Clinical Studies and Pharmacology of Pharmanex from 1997 until April 2000. He was the President and Chief Scientific Officer of Binary Therapeutics, Inc., a development stage company in the biotechnology industry, from 1994 until 1997. Dr. Chang has nearly 20 years of pharmaceutical experience. He received a B.S. degree from Portsmouth University and a Ph.D. degree from the University of London.

        Dan Chard has served as Executive Vice President of Distributor Success since February 2006. Prior to serving in this position, Mr. Chard served as President of Nu Skin Europe from April 2004 to February 2006. Mr. Chard was Vice President of Marketing and Product Management for the Big Planet Division from September 2002 to March 2004 and Senior Director of Marketing and Product Development for Pharmanex from September 1998 to June 2000. Mr. Chard worked in a variety of strategic management positions including Senior Vice President of Marketing and Product Management at Broadlane and Promedix, leaders in the health care supply chain management industry from July 2000 to August 2002. Mr. Chard worked for PUR Recovery Engineering, a consumer products manufacturer, from October 1997 to October 1998 as the Director of Marketing and also spent six years in marketing management with Pillsbury. Mr. Chard holds a B.A. degree in Economics from Brigham Young University and an M.B.A. from the University of Minnesota.

        Robert Conlee has served as President, North Asia Region since August 2003 and President, Nu Skin Japan since January 2004. Previously, Mr. Conlee served as the President of Big Planet, our technology division from July 2002 until September 2003 and as Regional Vice President, North Asia from May 2001 until August 2003. Prior to May 2001, he served our company in various capacities from 1996 to May 2001, including: Vice President of Operations in Japan; Senior Vice President, Marketing and Sales, Pharmanex Division; and Chief Operating Officer, Pharmanex Division. Mr. Conlee has a B.A. degree from Brigham Young University and an M.B.A. degree from Temple University (Tokyo Campus).

        Scott Schwerdt has served as President, Americas and Europe since February 2006. Mr. Schwerdt served as Regional Vice President of North America and President of Nu Skin Enterprises United States, Inc. from May 2004 to February 2006. Mr. Schwerdt previously served as the General Manager of our U.S. operations from May 2001 to May 2004 and as Chief Operating Officer of our Big Planet division from December 1998 to May 2001. Mr. Schwerdt joined NSI in 1988 and has held various positions with NSI and with our company, including Vice President of North America/South Pacific Operations and Vice President of Europe. Prior to joining us, Mr. Schwerdt was a Senior Resource Manager at the Department of Defense in Washington, D.C. Mr. Schwerdt received a B.A. degree in International Relations from Brigham Young University.

        Brett Nelson has served as Regional Vice President of the South Asia/Pacific Region since January 2005. Prior to serving in this position, Mr. Nelson acted as General Manager for Canada and Vice President of U.S. Business Support and Sales. Mr. Nelson has been with us since 1990 and has an extensive knowledge of the development of business strategies, representative relations, special events and global support. He lived in Hong Kong for three years where he headed up the Asia Pacific region.

        Jack Peterson has served as Vice President of Corporate Strategy and Development since February 2006. Prior to such appointment, Mr. Peterson served as Vice President, Business Development, Pharmanex Division, from August 2002 to February 2006. Mr. Peterson joined NSI in 1997 and has served our company in several capacities, including Vice President of Corporate Development, Chief Operating Officer, Big Planet Division, and Vice President, Representative Services, Big Planet Division. Prior to joining NSI, Mr. Peterson was the Vice President and General Manager of 2021.Interactive, a software provider to the Direct Sales Industry. Mr. Peterson studied business management at Brigham Young University.

        Larry Macfarlane has served as President of Big Planet, our technology division, since September 2003. Prior to this appointment, Mr. Macfarlane worked for Wind River Systems from 1998 to 2003, where he served as General Manager of network infrastructure and digital consumer markets. Previously, he served in executive positions at several high-tech companies, including President and CEO of Zinc Software, Inc. from 1994 to 1998, Vice President and General Manager of Computer Equipment Warehouse’s Utah region from 1992 to 1994, and President of Computers Made Easy from 1985 to 1992.

        Andrew Fan has served as our Regional President, Southeast Asia Region since January 2007. Mr. Fan joined NSI in 1991 and has served NSI and our company in various capacities, including Regional Vice President of Southeast Asia until his recent new appointment in 2007. Mr. Fan earned a B.A. in Business Studies at the City University of Hong Kong.

        Claire Averett has served as Vice President of Human Resources since 1995. Prior to joining Nu Skin, she was Vice President of Human Resources at Novell, Inc., WordPerfect Corp. and a human resource executive at Community Nursing Services of Salt Lake. She holds the SPHR certification from the Society for Human Resource Management as well as the certifications of CCP and CBP from the WorldatWork. She earned a B.A. in Spanish from Brigham Young University and graduated with an M.A. in guidance and counseling from Adams State University.

        Matthew Dorny has served as our General Counsel and Secretary since January 2003. Mr. Dorny previously served as Assistant General Counsel from May 1998 to January 2003. Prior to joining us, Mr. Dorny was a shareholder in the law firm of Parr, Waddoups, Brown, Gee & Loveless in Salt Lake City, Utah. Mr. Dorny received B.A., M.B.A. and J.D. degrees from the University of Utah.

        Mark Adams has served as our Chief Information Officer since February 2006. Mr. Adams served as our Chief Administrative Officer from May 2003 to February 2006. From May 2001 to May 2003 he served as Vice President, Corporate Services and from January 2000 to May 2001 he served as Vice President, Finance and Administration. He joined NSI in 1994 and has previously held positions as Vice President of Finance and International Controller. Mr. Adams also worked for eight years in the audit division of Arthur Andersen LLP in Salt Lake City. Mr. Adams earned a B.S. and an M.S. degree from Brigham Young University.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors and persons who own beneficially more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than 10% beneficial owners are required to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2006, all officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        Our Compensation Committee is responsible for establishing and administering our executive compensation program, which consists of a variety of components, including base salary, cash incentive bonuses, equity awards, and retirement benefits. This compensation and discussion analysis is intended to provide more information regarding:

•	our compensation objectives;

•	the various components of our compensation program and how they relate to our objectives;

•	the factors taken into consideration in establishing the levels of compensation or participation in these various components; and

•	the compensation decisions related to the compensation of the Chief Executive Officer, the Chief Financial Officer, and the next three highest paid executive officers (the “Named Officers”).

Objectives

        The primary objectives of our compensation program are to:

•	successfully recruit and retain experienced and talented executives;

•	provide competitive, flexible compensation arrangements that adequately motivate and reward significant personal and corporate achievement;

•	ensure that executive compensation is economically defensible and consistent with corporate performance; and

•	align the financial interests of our executives with those of our stockholders.

        Attracting and retaining talented and experienced executives is an important objective of our compensation program. As one of the leading companies in the direct selling industry, we find that our executives encounter other professional opportunities because of the extensive global and industry experience they have gained during their employment. In order to attract and retain experienced and talented executives we believe we must provide base salaries and total compensation packages that are attractive and competitive in the market.

        We also believe it is important to have a significant portion of an executive’s overall compensation tied to performance. This helps align compensation with personal and corporate achievement. Our cash incentive program and our equity incentive program have been implemented to help accomplish this important objective. Our cash incentive program rewards executives for meeting short-term operating goals and our grants of stock options reward executives if the value of our stock increases. We have also adopted stock ownership guidelines that require executives to retain a portion of their equity awards until they have achieved designated ownership thresholds. We believe our equity incentive program and stock ownership guidelines help align the interests of our executive officers with the interests of our stockholders.

Process for Determining Compensation

Role of Compensation Committee and Chief Executive Officer

        The Compensation Committee is responsible for evaluating and setting the compensation for both our executive Chairman and our Chief Executive Officer. Under our Corporate Governance Guidelines, our Chief Executive Officer is responsible for evaluating and setting the compensation of other executive officers subject to the review and approval of the Compensation Committee. The Chief Executive Officer makes recommendations to the Compensation Committee with regard to the compensation packages for new executive officers and/or adjustments in compensation for other executive officers. The Compensation Committee reviews such recommendations and has the authority to approve or revise such recommendations.

Use of Compensation Consultants and Survey Data

        The Compensation Committee has retained the services of Frederic W. Cook and Co. as its compensation consultant to provide compensation data and alternatives to consider when evaluating the compensation of the Chief Executive Officer and the other executive officers. The compensation consultant engaged by the Compensation Committee does not perform any work directly for our company. We utilize the compensation data and alternatives provided by the compensation consultant to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are economically defensible. We compare the compensation proposals for our Named Officers to the compensation practices of a peer group of publicly-traded companies that compete in our industry or are similar in size to us. We also review and utilize compensation survey data from national compensation firms to provide us more position-specific information. The peer group is reviewed and updated by the Compensation Committee from time to time and currently consists of the following companies:

Alberto Culver	Blyth	Elizabeth Arden
NBTY	Perrigo	Playtex Products
Church and Dwight	Weight Watchers	USANA Health Sciences
Herbalife	Sensient Tech	Tupperware

Review of Compensation

        We review the compensation of our executive officers on a regular basis. In the second half of 2005, we undertook an extensive review of the total compensation of our executive officers and undertook an additional review in February 2007. When we review the total compensation package for an executive, we do not use a specific formula or allocation targets to establish the level or mix of compensation. Rather, we exercise judgment in determining a mix of compensation that we believe is appropriate to accomplish our compensation objectives under the circumstances applicable to the executive.

        We also review and consider modifications to compensation in connection with promotions and new assignments such as expatriate assignments, in connection with semi-annual equity grants, and when necessary in order to retain our key executives. In 2006, we provided a new compensation package for Mr. Chang in order to provide additional incentives to help ensure that we retain his services. In addition, we also approved a new compensation package for Mr. Chard in connection with his appointment to oversee operations in our geographic markets.

Timing of Equity Grants

        We make semi-annual equity grants to our executive officers and key employees. These grants take place at or near the end of February and August each year. The exercise price of the options is set at the closing price of our stock on the date of grant. We use two semi-annual grants rather than one annual grant in order to minimize the impact of stock volatility on the exercise price during the year. We generally schedule a meeting of the Compensation Committee on the proposed grant date where they review the award list and approve the grant. Our initial grant in 2006 was delayed until the end of May because we were in the middle of a significant reorganization, which resulted in changes to the employment positions and responsibilities of many of our key employees. In addition, we were reviewing and considering a shift from options to restricted stock units during this time, which also contributed to the delay. We plan to continue to make semi-annual grants, but are considering moving the grant dates to an earlier time in February and August so that our grant dates and vesting dates will be closer to our earnings release date and filing date of our SEC periodic filings. We also grant a limited number of equity awards at times other than on the general semi-annual grant date. These awards are generally related to new hires, promotions, changes in job responsibilities, and new compensation packages.

Tax Limitations on Deductibility

        We take into consideration the limitation on deductibility for United States income tax purposes of compensation in excess of $1 million paid to our highest paid executive officers when determining compensation for our executive officers. Our current cash incentive plan and equity incentive plan have been approved by our shareholders and the awards under these plans can qualify as “performance-based” for purposes of the deductibility limitations. While we try to structure compensation so that it will be deductible for income tax purposes, we also exercise judgment and may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our company and our stockholders.

Components of Compensation

Salary

        In establishing and approving base salaries, we consider various factors including:

•	current market practices and salary levels;

•	the nature of each executive officer's responsibilities and capabilities;

•	individual performance and the performance of our company;

•	the overall total compensation of an executive officer, including cash bonus and equity incentive awards;

•	competitive offers made to Executive Officers and the level of salary that may be required to retain our Executive Officers; and

•	the recommendations of the Chairman of the Board and the Chief Executive Officer for officers other than themselves.

We do not assign any specific weights to these factors, but emphasize establishing base salaries that are competitive with the salaries paid by other companies in order to enable us to attract and retain qualified and effective executive officers.

        In connection with the review of overall compensation in the second half of 2005, we reviewed the salary levels of our executive officers. Based on our performance over the prior three years, Mr. Hunt’s and Mr. Wood’s individual leadership and performance, and salary survey data provided by the Compensation Committee’s independent consultant, we increased Mr. Hunt’s salary to $665,000, which was the first increase in his salary since he was appointed Chief Executive Officer in May 2003, and we increased Mr. Wood’s salary to $350,000. In connection with our restructuring in the first half of 2006, Mr. Hunt voluntarily reduced his salary back to its previous level of $550,000. In 2006, Mr. Chang’s and Mr. Chard’s salaries were increased to $500,000 and $300,000, respectively, in connection with the modifications to their compensation packages discussed previously. The salaries of Mr. Hunt and all other executive officers were reviewed again in the first quarter of 2007 and no increases were approved for the Named Officers except for the contractual increase of $25,000 that Mr. Chard was entitled to under the terms of his compensation package.

Bonus

        We retain the right to make discretionary bonuses to executive officers for excellent performance and other factors. However, we have generally only approved discretionary bonuses in limited circumstances. No discretionary bonuses were paid to the Named Officers in 2006.

        We have also historically made a year-end holiday gift payment to all corporate employees, including the Named Officers, in the form of a gift certificate or similar merchant credit arrangement or cash in an amount equal to a percentage of each employee’s base salary (typically around two-week’s salary). The amount of the year-end holiday gift we paid to the Named Officers is included in the bonus column of the Summary Compensation Table and represents the same percentage of pay as other corporate employees.

        In connection with the negotiation of an employment compensation package, we also have agreed sometimes to pay a guaranteed bonus or a retention bonus. We have agreed to pay these when we have determined it is necessary to attract or retain a key executive. These have generally been temporary and were offered in lieu of a higher level of salary. We believe a retention bonus can provide a greater incentive to remain employed during the entire period than an increase in salary because the salary is paid pro rata throughout the period. In 2006, a retention bonus of $200,000 was paid to Mr. Chang pursuant to the terms of Mr. Chang’s new compensation package. Under the terms of such arrangement, Mr. Chang is entitled to receive retention bonuses at the end of each of the next three years ranging from $200,000 to $400,000 if he is still employed by us at such time. The retention bonus is back-end weighted so that the majority of the bonus will be received at the end of the later years.

Cash Incentive Bonus

        Consistent with our objective to tie a significant portion of the executive officers’ compensation to our financial performance, we utilize a cash incentive plan that pays incentive bonuses based on our performance in quarterly and semi-annual incentive periods. The plan is designed to motivate executive officers and reward them for meeting their short-term operating targets. We use revenue and operating profit as the two performance targets, with 70% of the bonus tied to revenue targets and 30% of the bonus tied to operating profit targets. We have elected to allocate a larger portion of the bonus to revenue because we believe that revenue growth is critical to our long-term success. However, we also include operating income targets so that revenue growth does not come at the expense of the bottom line. If the minimum operating target is not achieved, we do not pay a bonus even if the associated revenue target was met. Because our executive officers cannot control foreign currency fluctuations, we eliminate any impact of foreign currency fluctuations on the performance targets by using fixed foreign currency exchange rates in calculating targets and actual performance. We establish our revenue and operating targets for the first two quarters of the year and the first semi-annual period at the beginning of the year. We establish targets for the last two quarters and second semi-annual period in the middle of the year, generally following completion of the second quarter. The bonus amounts payable for the quarterly periods are paid at half the rate of the semi-annual period bonuses.

        Bonuses are computed based upon the degree to which the targeted performance measures were met or exceeded. We establish incentive targets at three levels, referred to as “Minimum”, “Budget”, and “Stretch” targets. If Budget targets are met for a particular incentive period, a participant will receive a bonus amount equal to the pre-established percentage of salary (the “Target Bonus”). If a Budget target is not met, the bonus amount decreases linearly until reaching 50% of the Target Bonus at the Minimum target level. No bonus is paid if Minimum operating profit targets are not met. To the extent actual revenue or operating profit measures exceed Budget level, the bonus amount increases linearly above the Target Bonus until reaching 200% of the Target Bonus at the Stretch level. If performance exceeds the Stretch level, the bonus amount increases in proportion to the extent to which Stretch targets are exceeded. The Compensation Committee has the discretion to exclude extraordinary, infrequent or non-operational items or amounts from the calculations to the extent it determines appropriate. During the last three years, bonuses at the corporate level have been earned for seven of the twelve quarterly incentive periods, and three of the six semi-annual periods. Approximately half of the bonuses were paid out below target bonus level and we have not paid any bonuses based on overall corporate targets at the stretch level or higher.

        The targeted level of bonuses (the “Target Bonus Percentages”) are based on an executive officer’s position and responsibility and market practices, and are intended to tie a meaningful portion of an executive officer’s total cash compensation to our performance. Mr. Hunt’s Target Bonus Percentage was increased in September 2005 to 100%, which we believe was more in line with the market practices of our peer group. The Target Bonus Percentages of the other Named Officers are set at 60%, which percentage has not been changed recently. The executive management committee is the group responsible for managing our operations and developing corporate strategy. Mr. Chard’s Target Bonus Percentage was increased to 60% in 2006 upon his appointment to the executive management committee.

Incentive Plan Targets

        The table below sets forth the operating income and revenue targets for the incentive periods in 2006 and the actual performance.* The amount of the bonuses earned is set forth in the Summary Compensation Table.

(dollar amounts expressed in thousands)
	Q1 2006	Q2 2006	H1 2006	Q3 2006	Q4 2006	2H 2006

Revenue
Budget Target	$300,105	$318,096	$618,201	$291,970	$296,543	$588,513
Actual	$275,474	$289,318	$564,792	$278,005	$283,534	$561,539
% of Target	92%	91%	91%	95%	96%	95%
% of Target Bonus	—	—	—	57%	62%	60%

Operating Profit
Budget Target	$ 23,800	$ 35,500	$ 59,300	$ 24,000	$ 29,000	$ 53,000
Actual	$ 16,040	$ 23,375	$ 39,415	$ 21,500	$ 25,400	$ 46,900
% of Target	67%	66%	66%	90%	88%	88%
% of Target Bonus	—	—	—	50%	55%	53%

*	We establish targets and determine bonus payouts based on pre-established, fixed currency exchange rates. Differences between actual results reported in the table above and results reported in our audited financial statements are a result of the difference between the fixed currency rate established for bonuses and actual foreign currency exchange rate fluctuations during the period.

*	Regional vice presidents also earn a bonus based on results in their regions. Mr. Conlee’s bonuses were based in part on performance in Japan and Korea, and Mr. Chard’s bonuses were based in part on performance in Europe. The performance targets set for these regions are consistent with overall corporate targets.

Equity Grants

        One of our compensation objectives is to align the interest of our executive officers with those of our stockholders in order to encourage our executive officers to manage like a company owner. In order to accomplish this objective, we have tied a significant portion of the total compensation of executive officers to our long-term stock performance through the grant of equity awards and the adoption of our Stock Ownership Guidelines. We also believe the equity compensation helps retain executives who may have significant value tied up in unvested equity awards. In 2006, we adopted a new stock incentive plan as our existing plan was scheduled to expire. The new plan authorizes the issuance of up to 6 million shares and was approved by our stockholders.

        As indicated above, we make semi-annual grants of equity awards as well as a limited number of special equity grants. We periodically review the level of our semi-annual equity awards and make adjustments to those levels when we determine it is appropriate. We do not use a fixed formula or criteria in determining whether to adjust the level of semi-annual awards, but make a subjective evaluation that may take into consideration a variety of factors including:

•	the practices of other companies;

•	the degree of responsibility for overall corporate performance;

•	overall compensation levels;

•	changes in positions and/or responsibilities;

•	individual and corporate performance;

•	potential dilution of our overall equity grants;

•	the associated expense of such awards; and

•	recommendations of the Chairman of the Board and Chief Executive Officer with respect to the other Executive Officers.

Except as described below, we have generally provided the same level of equity awards in our semi-annual grants to each of the members of our executive management committee, which is the key management group responsible for our strategy and operations. While we generally have not taken into consideration the value of existing equity awards as we want to encourage stock ownership and the retention of equity awards, we did review and consider the value of existing awards and the continued interest in awards (inclusive of recent sales) of our executive officers in connection with our review of overall compensation at the end of 2005.

        In connection with its review of overall compensation in 2005, we approved an increase in Mr. Hunt’s semi-annual option grant level from 25,000 options to 100,000 beginning with the first semi-annual grant in 2006. In the beginning of 2006, Mr. Hunt voluntarily elected to reduce his semi-annual option grant level to its previous levels in connection with our restructuring efforts. We also approved an increase in the semi-annual option grant for Mr. Wood from 17,500 options to 22,500 options beginning in 2006. We approved a semi-annual grant level for Mr. Wood that is slightly higher than the semi-annual equity grant levels of the other executive management committee members in order to bring Mr. Wood’s continued interest in equity awards more in line with the other members of the executive committee. In 2006, Mr. Chard’s semi-annual option grant was increased to 17,500 options in connection with his appointment to the executive management committee, consistent with the number of options granted annually to the other members of the executive management committee.

        As equity grant practices have evolved in the market place and with the change in accounting treatment for equity awards, we reviewed our annual equity grant practices through the end of 2005 and the beginning of 2006. During this review we considered whether to shift some or all of our equity awards from stock options to restricted stock units. We considered various factors including:

•	the cost of stock options and restricted stock;

•	the relative benefits of each type of award;

•	the degree to which they align the interest of executives with stockholders and compensate for performance; and

•	their respective strengths in serving as a retention tool.

        We determined that stock options should still be a major component of equity compensation for our most senior executives because of the strong performance nature of stock options (i.e., they only have value if the stock price increases). We also determined that shifting a portion of the annual grant to restricted stock units would provide greater retention incentives to employees, help compensate for volatility in the stock price, and make our overall grants more cost-effective. Accordingly, we made the following changes to our equity grant practices in 2006:

•	shifted from stock options to restricted stock units for most employees;

•	allocated equity awards to non-executive management committee members equally between stock options and stock units;

•	provided members of the executive management committee the option to shift 30% of their stock options to restricted stock; and

•	converted stock options to restricted stock units at an approximate 3.5 to 1 ratio.

        Adjustments were also made to guideline grant levels based on a re-evaluation of position and responsibility and the appropriate level of stock awards for the position. No changes were made to overall grant levels of the Named Officers except for Mr. Hunt’s voluntary reduction in his award level and the increase in Mr. Chard’s grant level based on his promotion. Mr. Hunt and the other Named Officers, other than Mr. Conlee, elected to receive 100% of their equity awards in 2006 in the form of stock options. Mr. Conlee elected to receive 30% of his equity awards in restricted stock units. Restricted stock units and stock options both vest in four annual installments.

        As discussed previously, we also occasionally approve special grants of equity awards outside of the semi-annual grant process and consider one or more of the factors described above in making these grants. In 2006, Mr. Chang received one-time special grant of 58,928 restricted shares in connection with the negotiation of a new employment package in order to provide a retention incentive tied to the value of our stock. That award vests in four annual installments based on continued service. Mr. Chard received a special one-time grant of 100,000 options in connection with his promotion, 50% of which vests in four annual installments and 50% of which vests five years from the effective date of Mr. Chard’s promotion. The grant was made to provide a significant performance incentive to Mr. Chard in his new position.

        Our equity awards contain forfeiture provisions that allow the Compensation Committee to recover the gains from the exercise or vesting of any equity awards if an executive engages in misconduct including the commission of an act of fraud, intentional misrepresentation, and violation of non-compete and non-solicitation covenants. In such event, we may terminate the outstanding awards of such executive and recover any gains from the exercise or vesting of equity awards during the twelve months preceding the act or anytime thereafter.

        We provide Mr. Hunt with a payment equal to the dividend that would be paid on 250,000 shares. We believe this provides Mr. Hunt with additional alignment with our stockholders’ return on investment by tying a portion of his compensation to the dividends that are paid to our stockholders.

Stock Ownership Guidelines

        We established equity ownership guidelines for our executive officers to motivate our executive officers to consider the long-term consequences of business strategies and to provide for a level of long-term performance risk with respect to our compensation programs. These guidelines provide that executive officers and directors must retain 50% to 75% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares equal to the recommended levels set forth in the guidelines. The recommended levels for executive officers are phased in over a five-year period. Outstanding options and restricted stock units are not counted in determining whether a director or officer holds shares equal to or greater than the recommended level. At the end of the five-year phase-in period, the recommended ownership levels are set at 100,000 shares for our Chief Executive Officer, 20,000 shares for members of our executive management committee, and 10,000 shares for our other executive officers.

Retirement and Other Post-Termination Benefits

        Our executive officers do not participate in any pension or defined benefit plan, but we do offer a couple of retirement plans for our executives. We believe it is important for retention purposes to provide executives with a meaningful opportunity to accumulate savings for their retirement. To accomplish this we maintain both a tax-qualified 401(k) plan and a non-qualified deferred compensation plan. Under our non-qualified deferred compensation plan, our highly compensated employees (as defined by the Internal Revenue Code) may elect to defer up to a maximum of 100% of their compensation. We do not make any matching contributions, but we do make discretionary contributions to the plan for select employees ranging from 3% of salary to 10% of salary. In order to provide an incentive for our key employees to remain with us for the long-term, the discretionary contributions do not vest until the participant has 20 years of service. Amounts deferred are credited to accounts that track investment accounts offered through variable insurance products and earnings are tied to the earnings on these investment accounts. Because earnings are not “above market,” the earnings on the deferred compensation plan are not included in the Summary Compensation Table.

        We agreed to certain severance and change of control benefits with Mr. Hunt in connection with his appointment as President and Chief Executive Officer. These benefits provide for acceleration of his equity awards immediately prior to the announcement of a change of control and a lump sum personal and other severance benefits in the event his employment is terminated within two years following a change of control. We believe these benefits help to ensure that Mr. Hunt will remain employed and actively engaged in the event of a potential change of control. We have also agreed to certain severance payments for Mr. Hunt if he is terminated without cause which we believe are reasonable and were necessary in order to attract and retain a qualified Chief Executive Officer. Mr. Chang is also entitled to have his equity awards vest in the event of a change of control and is also entitled to certain severance benefits. We also have a severance arrangement with Mr. Chard. The benefits were negotiated in order to retain the services of these employees. These change of control and severance benefits are described and quantified below under the section entitled “Employment Agreements” and in the table below entitled “Potential Payments Upon Termination or Change of Control”.

        Our current equity awards for all key employees also provide for accelerated vesting upon a change of control if an employee is terminated following such change of control. We believe this double trigger acceleration is a reasonable way to protect employees who may be terminated following a change of control. It also assists Nu Skin with retaining their services in the event of a potential change of control and thereafter. We are also considering whether to enter into change of control agreements with a limited number of additional key officers. We believe such arrangements are in the best interests of the company and our stockholders if they are reasonable in amount and scope because they can help to retain key employees during a change of control process.

Perquisites and Other Personal Benefits

        We also provide our executive officers and other key employees with various other benefits. These include payments for term life insurance, use of recreational equipment and properties, sporting event tickets, and company product. We generally pay the income taxes associated with the use of these perquisites. These benefits represent a very small portion of the executive officer’s overall compensation. We review these benefits on a regular basis and believe these benefits are reasonable in relation to the executive compensation practices of other companies and make working for our company more attractive. The amount of these benefits are included in the other annual compensation column.

        We also provide certain benefits to employees who are fulfilling expatriate assignments that we believe are consistent with the benefits provided by other companies to their expatriate employees. These include such benefits as housing, private schooling, goods allowances, and tax equalization payments.

COMPENSATION COMMITTEE REPORT

        We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this proxy statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Jake Garn, Chairman Paula Hawkins Andrew Lipman Allen Andersen

Summary Compensation Table

        The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary[1]	Bonus[2]	Stock Awards[3]	Option Awards[3]	Non-Equity Incentive Plan Compensation[4]	All Other Compensation[5]	Total

Truman Hunt	2006	$578,750	$22,654	$768,750	$596,366	$150,751	$188,958	$2,306,229
President and Chief
Executive Officer

Ritch Wood	2006	350,000	13,462	—	430,941	60,456	84,021	938,880
Vice President and Chief
Financial Officer

Robert Conlee	2006	431,958	13,462	7,355	441,172	72,971	897,763	1,864,681
President North Asia and
Nu Skin Japan

Dan Chard	2006	289,324	11,538	—	233,448	155,300	848,805	1,538,416
Executive Vice President
Distributor Success

Joe Chang	2006	474,825	219,231	291,783	232,425	86,367	69,195	1,373,827
Chief Scientific Officer
and Executive Vice
President Product
Development

[1]	Mr. Hunt and Mr. Chang deferred a portion of their salaries under our non-qualified deferred compensation plan, which is included in the Nonqualified Deferred Compensation Table. Each of the named executive officers also contributed a portion of his salary to our 401(k) retirement savings plan.

[2]	The amounts reported in this column are year-end holiday gift payments that we have historically made to all corporate employees in the form of a gift certificate or similar merchant credit arrangement, or cash in an amount equal to a percentage of each employee's base salary (approximately two-weeks salary). In addition, the amount reported in this column for Mr. Hunt includes a $1,500 15-year anniversary award that is paid to all employees upon reaching a certain number of years of service. The amount reported in this column for Mr. Chang includes a $200,000 retention bonus paid pursuant to Mr. Chang's employment contract for his continued service through December 31, 2006.

[3]	These columns represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) of equity awards granted to the named executives, and thus may include amounts from awards granted in and prior to 2006. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in note 11 to our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. See the Grants of Plan-Based Awards table for information on stock awards made in 2006.

[4]	The amounts reported in this column are cash awards to the named executives made pursuant to our Senior Executive Incentive Plan, which is discussed in further detail in the Compensation Discussion and Analysis section heading "Cash Incentive Bonus". Mr. Hunt and Mr. Chang deferred a portion of their incentive bonuses under our non-qualified deferred compensation plan, which is included in the Nonqualified Deferred Compensation table.

[5]	See the All Other Compensation table below for additional information.

All Other Compensation Table

        The following table describes the components of the All Other Compensation column in the Summary Compensation Table.

Name	Year	Company Contributions to Deferred Compensation Plan	Tax Payments[1]	Term Life Insurance Premiums paid by Company	Company Contributions to 401(k) Retirement Savings Plan	Perquisites and Other Personal Benefits[2]	Other[3]	Total

Truman Hunt	2006	$55,000	$15,395	$ —	$6,600	$ 11,963	$100,000	$188,958
Ritch Wood	2006	35,000	20,275	300	6,600	21,846	—	84,021
Robert Conlee	2006	35,000	2,175	430	6,600	853,558	—	897,763
Dan Chard	2006	28,500	10,019	460	6,600	803,226	—	848,805
Joe Chang	2006	50,000	9,325	3,270	6,600	—	—	69,195

¹	This column reports amounts reimbursed by us for the payment of taxes with respect to perquisites and other personal benefits provided to the named executive officers.

²	This column reports our incremental cost for perquisites and personal benefits provided to the named executive officers. In 2006, these benefits included the personal use of company-provided vehicles, cabins, sporting tickets, company product, and prizes at company parties. In addition, Mr. Chard and Mr. Conlee received certain additional benefits in 2006 related to their expatriate assignments. To the extent any individual personal benefit exceeded the greater of $25,000 or 10% of the total amount of personal benefits received by a named executive officer, such benefit is identified and quantified below.

The amount reported in this column includes benefits of $845,826 related to Mr. Conlee’s expatriate assignment in Japan. Of this amount, $506,395 was for payment of Mr. Conlee’s income taxes. We paid foreign and U.S. income taxes owed by Mr. Conlee as part of a customary tax equalization plan in which we pay the excess income taxes above and beyond the amount of customary U.S. income taxes on his compensation income he would have owed had he been exclusively employed in the U.S. with no expatriate benefits. In addition, $182,077 of the amount reported in this column for Mr. Conlee was for company-paid housing expenses. Mr. Conlee relocated to the U.S. during 2006.

The amount reported in this column includes benefits of $790,870 related to Mr. Chard’s expatriate assignment in Germany. Of this amount, $632,443 was for payment of a portion of Mr. Chard’s income taxes. We paid foreign and U.S. income taxes owed by Mr. Chard as part of a customary tax equalization plan in which we pay the excess income taxes above and beyond the amount of customary U.S. income taxes on his compensation income he would have owed had he been exclusively employed in the U.S. with no expatriate benefits. The amount reported for tax payments in 2006 include foreign tax obligations relating to the years 2004, 2005 and 2006 because they were paid by us in 2006. Mr. Chard relocated to the U.S. during 2006.

[3]	The amount reported in this column for Mr. Hunt is a dividend equivalent payment on 250,000 shares of stock pursuant to Mr. Hunt’s employment contract.

Grants of Plan-Based Awards — 2006

        The following table provides information about equity and non-equity awards granted to the named executive officers in 2006.

		Estimated Future Payouts under non-Equity Incentive Plan Awards [1]			All Other Stock Awards: Number of Shares of Stock or Units [2]	All Other Option Awards: Number of Securities Underlying Options [3]	Exercise or Base Price of Option Awards [4]	Grant Date Fair Value of Stock and Option Awards [5]
Name	Grant Date	Threshold	Target	Max

Truman Hunt	05/26/2006					25,000	$17.58	$159,750
	09/01/2006					25,000	17.25	160,250
	N/A	$72,189	$481,250	N/A

Ritch Wood	05/26/2006					22,500	17.58	143,775
	09/01/2006					22,500	17.25	144,225
	N/A	31,503	210,000	N/A

Robert Conlee	05/26/2006				1,500			26,370
	05/26/2006					12,250	17.58	78,278
	09/01/2006				1,500			25,875
	09/01/2006					12,250	17.25	78,523
	N/A	15,752	210,000	N/A

Dan Chard	05/26/2006					17,500	17.58	111,825
	05/26/2006					100,000	17.58	756,000
	09/01/2006					17,500	17.25	112,175
	N/A	9,000	180,000	N/A

Joe Chang	04/17/2006				58,928			1,000,008
	05/26/2006					17,500	17.58	111,825
	09/01/2006					17,500	17.25	112,175
	N/A	45,000	300,000	N/A

[1]	The amounts reported in these columns reflect potential payouts for 2006 under our incentive plan if the minimum and target performance goals, respectively, were satisfied during 2006. Under the plan, in the event that stretch level targets are exceeded, the bonus payable increases in proportion to the extent to which the targets are exceeded. Therefore, there is no true maximum payout under this plan. If all stretch level targets had been met during 2006, the named executives would have been paid the following under this plan: Mr. Hunt ($962,500); Mr. Wood ($420,000); Mr. Chard ($360,000); Mr. Conlee ($420,000); Mr. Chang ($600,000). During 2006, we adopted a new incentive plan that applies beginning in 2007 and provides for a maximum award payable to an executive of $3,000,000 in any fiscal year. See the Summary Compensation Table above for awards that were actually paid to the named executives under the incentive plan with respect to the year 2006.

[2]	The awards granted to Mr. Conlee on May 26, 2006 and September 1, 2006 are restricted stock units granted under our 2006 Stock Incentive Plan. These awards vest and convert into shares of Nu Skin stock in four equal annual installments beginning on February 28, 2007 in the case of the May award, and beginning on August 10, 2007 in the case of the September award. The award of 58,928 granted to Mr. Chang on April 17, 2006 is a contingent stock award issued to Mr. Chang pursuant to his employment contract that was entered into in 2006 in connection with his appointment as Chief Scientific Officer and Executive Vice President, Product Development. This award was granted under our 1996 Stock Incentive Plan, prior to the adoption of our 2006 Stock Incentive Plan. This award vests and converts into Nu Skin stock in four equal annual installments beginning on November 1, 2006.

[3]	The awards reported in this column are stock options granted to the executive officers under our 2006 Stock Incentive Plan. With the exception of Mr. Chard’s 100,000 grant on May 26, 2006, these stock option awards vest and become exercisable in four equal annual installments beginning on February 28, 2007 in the case of the May awards, and beginning on September 1, 2006 in the case of the September awards. 50% of Mr. Chard’s 100,000 grant vests and becomes exercisable in four equal annual installments beginning on February 28, 2007, and the other 50% vests and becomes exercisable on February 28, 2011.

[4]	This column shows the exercise price for the stock option awards granted, which in each case is the closing price of our stock on the date of the respective grant.

[5]	This column shows the full grant date fair value of the restricted stock unit awards and the stock option awards under SFAS 123(R), which is generally the amount that we would expense in our financial statements over the award’s vesting period. For information on the valuation assumptions used in calculating these amounts, refer to note 11 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2006.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

        We have employment agreements with Truman Hunt, Dan Chard, Robert Conlee, and Joe Chang. The following summarizes the material terms of these agreements. For additional discussion on these employment arrangements, see the “Compensation Discussion and Analysis” section above.

Truman Hunt

•	$650,000 annual base salary. Effective April 2006, Mr. Hunt voluntarily elected to reduce his annual salary to its previous level of $550,000.

•	Initial contingent stock award of 250,000 shares of common stock that vested over four years beginning January 2003.

•	Initial stock option award of 250,000 shares that vested over four years beginning December 2002. He is also entitled to participation in our standard stock incentive plan at no less than 50,000 stock options per year. In 2005 the Compensation Committee approved 200,000 options per year, however, Mr. Hunt voluntarily elected to remain at the 50,000 level.

•	Senior executive cash incentive plan (currently at a bonus target of 100% of base salary).

•	Dividend equivalent payments equal to 250,000 times the per share dividend declared.

•	All equity awards vest upon a change of control. If within 24 months of a change of control Mr. Hunt is involuntarily terminated without cause, he is entitled to a severance payment equal to three times his annual compensation then in effect (current base salary plus current cash bonus target of 100% of base), health insurance benefits for 36 months, and excise tax protection.

•	If Mr. Hunt is terminated by us without cause, he is entitled to severance payment equal to two times his annual compensation (current base salary plus current cash bonus target of 100% of base) and excise tax protection.

•	Mr. Hunt is subject to our key employee covenants including confidentiality, assignment of work product, non-competition and non-solicitation.

Joe Chang

•	$500,000 annual base salary.

•	Annual retention bonus for continued employment at the end of each year in the amount of $200,000 for years 2006 and 2007; $300,000 for 2008; and $400,000 for 2009.

•	Initial contingent stock award of 58,928 shares that vest over four years beginning November 2005.

•	Participation in our standard stock incentive plan at no less than 35,000 stock options per year.

•	Senior executive cash incentive plan (currently at a bonus target of 60% of base salary).

•	All equity awards vest upon a change of control.

•	If Mr. Chang is terminated without cause prior to the end of 2009, Mr. Chang is entitled to (i) his then applicable annual base salary for twelve months, (ii) any retention bonus and cash incentive bonus that would have been payable during such 12-month period, and (iii) vesting of any stock incentive awards that would have been vested during such 12-month period.

•	If Mr. Chang remains employed until age 60, upon termination he will be entitled to a four-year consulting contract with us for $250,000 per year.

•	Our obligations under this agreement are contingent upon various restrictive covenants, including, among others, non-competition, non-solicitation, non-endorsement and confidentiality.

Robert Conlee

•	$350,000 annual base salary.

•	Initial stock option award of 100,000 shares that vested over four years starting July 2003. He is also entitled to participation in our stock incentive plan.

•	Senior executive cash incentive plan (currently at a bonus target of 60% of base salary).

•	Expatriate benefits (Mr. Conlee relocated in the U.S. in 2006).

•	Mr. Conlee is subject to our key employee covenants including confidentiality, assignment of work product, non-competition and non-solicitation.

Dan Chard

•	$300,000 annual base salary, increased by $25,000 in February 2007 and by another $25,000 in February 2008.

•	Initial stock option award of 100,000 shares that vest 50% over four years beginning February 2006, and 50% in February 2011. He is also entitled to participation in our stock incentive plan at no less than 35,000 stock options per year. All equity awards vest on a change of control.

•	Senior executive cash incentive plan (currently at a bonus target of 60% of base salary).

•	For termination without cause, Mr. Chard is entitled to severance equal to 1.5 times his then current base salary.

•	Expatriate benefits (Mr. Chard relocated to the U.S. in 2006).

•	Mr. Chard is subject to our key employee covenants including confidentiality, assignment of work product, non-competition and non-solicitation.

Outstanding Equity Awards at Fiscal Year-End — 2006

        The following table provides information on the holdings of equity awards by the named executive officers as of December 31, 2006.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]

Truman Hunt	10/20/1997	19,000		$20.88	10/20/2007
	08/21/1998	18,000		13.91	08/21/2008
	08/31/1999	40,000		12.94	08/31/2009
	08/31/2000	35,000		6.56	08/31/2010
	02/28/2001	17,500		8.20	02/28/2011
	08/31/2001	17,500		6.85	08/31/2011
	03/01/2002	17,500		8.99	03/01/2012
	09/03/2002	17,500		12.00	09/03/2012
	01/01/2003					62,500	$1,139,375
	01/17/2003	250,000		12.45	12/31/2012
	02/27/2004	12,500	12,500	19.15	02/27/2014
	09/01/2004	12,500	12,500	26.13	09/01/2014
	02/28/2005	6,250	18,750	22.33	02/28/2015
	08/31/2005	6,250	18,750	21.34	08/31/2015
	05/26/2006		25,000	17.58	02/28/2013
	09/01/2006		25,000	17.25	09/01/2013

Ritch Wood	08/31/2000	1,250		$6.56	08/31/2010
	02/28/2001	625		8.20	02/28/2011
	08/31/2001	2,000		6.85	08/31/2011
	03/01/2002	2,250		8.99	03/01/2012
	09/03/2002	5,625		12.00	09/03/2012
	03/10/2003	8,750	4,375	9.04	03/10/2013
	05/12/2003	25,000	12,500	10.31	05/12/2013
	09/02/2003	13,125	4,375	11.50	09/02/2013
	02/27/2004	8,750	8,750	19.15	02/27/2014
	09/01/2004	8,750	8,750	26.13	09/01/2014
	02/28/2005	4,375	13,125	22.33	02/28/2015
	06/09/2005	12,500	37,500	23.28	06/09/2015
	08/31/2005	4,375	13,125	21.34	08/31/2015
	05/26/2006		22,500	17.58	02/28/2013
	09/01/2006		22,500	17.25	09/01/2013

Robert Conlee	08/31/2000	6,250		$6.56	08/31/2010
	02/28/2001	3,125		8.20	02/28/2011
	04/19/2002	6,250		12.45	04/19/2012
	04/19/2002	6,250		12.45	04/19/2012
	09/03/2002	9,375		12.00	09/03/2012
	03/10/2003	6,250	3,125	9.04	03/10/2013
	07/24/2003	50,000	25,000	10.52	07/24/2013
	11/26/2003	75,000	25,000	17.04	11/26/2013
	02/27/2004	8,750	8,750	19.15	02/27/2014
	09/01/2004	8,750	8,750	26.13	09/01/2014
	02/28/2005	4,375	13,125	22.33	02/28/2015
	08/31/2005	4,375	13,125	21.34	08/31/2015
	05/26/2006					1,500	$27,345
	05/26/2006		12,250	17.58	02/28/2013
	09/01/2006					1,500	27,345
	09/01/2006		12,250	17.25	09/01/2013

Dan Chard	09/09/2002	1,500		$12.45	09/09/2012
	03/10/2003	750	750	9.04	03/10/2013
	09/02/2003	2,500	1,250	11.50	09/02/2013
	02/27/2004	2,500	2,500	19.15	02/27/2014
	04/29/2004	12,500	12,500	23.87	04/29/2014
	09/01/2004	5,000	5,000	26.13	09/01/2014
	02/28/2005	2,500	7,500	22.33	02/28/2015
	08/31/2005	2,500	7,500	21.34	08/31/2015
	05/26/2006		17,500	17.58	02/28/2013
	05/26/2006		100,000	17.58	02/28/2013
	09/01/2006		17,500	17.25	09/01/2013

Joe Chang	04/11/2000	9,333		$8.00	04/11/2010
	04/11/2000	3,334		8.00	04/11/2010
	04/11/2000	5,000		8.00	04/11/2010
	02/28/2001	6,250		8.20	02/28/2011
	04/19/2002	12,500		12.45	04/19/2012
	04/19/2002	25,000		12.45	04/19/2012
	04/19/2002	12,500		12.45	04/19/2012
	09/03/2002	12,500		12.00	09/03/2012
	03/10/2003	9,375	3,125	9.04	03/10/2013
	09/02/2003	13,125	4,375	11.50	09/02/2013
	02/27/2004	8,750	8,750	19.15	02/27/2014
	09/01/2004	8,750	8,750	26.13	09/01/2014
	02/28/2005	4,375	13,125	22.33	02/28/2015
	08/31/2005	4,375	13,125	21.34	08/31/2015
	04/17/2006					44,196	$805,693
	05/26/2006		17,500	17.58	02/28/2013
	09/01/2006		17,500	17.25	09/01/2013

1	Option Awards Vesting Schedule

Grant	Vesting Schedule

5/26/2006 (Dan Chard 100,000)	50% of the award vests in four equal annual installments beginning on February 28, 2007; the remaining 50% vests on February 28, 2011.

05/26/2006 (All others)	Vests in four equal annual installments beginning on February 28, 2007. All Other Grants Vest in four equal annual installments beginning one year from the date of grant.

All Other Grants	Vest in four equal annual installments beginning one year from the date of grant.

2	Stock Awards Vesting Schedule

Grant	Vesting Schedule

4/17/2006 (Joe Chang)	Vest in four equal annual installments beginning on November 1, 2006.

All Others	Vest in four equal annual installments beginning one year from the date of grant.

3	The market value of the unvested stock awards reported in this column is based on the closing market price of our stock on December 31, 2006, which was $18.23.

Option Exercises and Stock Vested — 2006

        The following table provides information on stock option exercises and vesting of stock awards for the named executives during 2006.

Name	Stock Awards Number of Shares Acquired on Vesting[1]	Value Realized on Vesting[2]

Truman Hunt	62,500	$1,098,750
Ritch Wood	—	—
Robert Conlee	—	—
Dan Chard	—	—
Joe Chang	14,732	277,993

[1]	Mr. Hunt acquired 62,500 shares with a market price of $17.58 on January 1, 2006 related to vesting of a contingent stock award. Mr. Chang acquired 14,372 shares with a market price of $18.87 on November 1, 2006 related to vesting of a contingent stock award.

[2]	Value realized is based on the market value of Nu Skin stock on the vesting date, and is calculated before payment of any applicable withholding taxes and broker commissions.

Nonqualified Deferred Compensation

        Pursuant to our non-qualified Deferred Compensation Plan, certain employees, including the named executive officers, may elect to defer up to 80% of his or her base salary and up to 100% of bonus (minus applicable withholding requirements) that otherwise would be payable in a calendar year. Deferral elections are made prior to the calendar year in which the deferred salary or bonus will be earned. Additionally, we may also elect to contribute money (historically 10% of base salary) to the participant’s deferred compensation.

        The total amount of each officer’s deferred compensation vests after the earlier of (i) 20 years from the date of employment with us, or (ii) the participant attaining age 60. Earnings accrue on the deferred compensation based on market rates and earnings on investment funds selected by the participant that are available under our Deferred Compensation Plan. Our Deferred Compensation Plan also provides a death benefit that will pay, upon a participant’s death prior to retirement, an amount equal to the greater of (i) the vested portion of contributions together with earnings or (ii) five times such participant’s average base salary for the previous three years. All distributions under the Deferred Compensation Plan are payable in cash, and the participant may elect either a lump sum payment or monthly, quarterly, or annual installments over a maximum of 15 years.

        The following table shows the investment funds available under our Deferred Compensation Plan and their annual rates of return for the fiscal year ended December 31, 2006, as reported by the administrator of the plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return

Lincoln VIP Money Market - Standard Class	4.68%	Neuberger Berman AMT Regency	11.16%
Delaware VIP Capital Reserves Series - Standard Class	4.57%	Fidelity VIP Mid Cap - Service Class	12.59%
Lincoln VIP Bond - Standard Class	4.71%	Lincoln VIP Aggressive Growth (T. Rowe Price)	9.27%
American Funds High-Income Bond - Class 2	10.59%	Delaware VIP Small Cap Value Series - Standard Class	16.18%
Templeton Global Income Securities - Class 1	13.14%	DWS VIP Small Cap Index - Class A	17.49%
Lincoln VIP Conservative Profile (Wilshire)	9.34%	Delaware VIP Trend Series - Standard Class	7.59%
Lincoln VIP Moderate Profile (Wilshire)	12.03%	American Funds Global Growth - Class 2	20.42%
MFS VIT Total Return Series - Initial Class	11.89%	American Funds Global Small Capitalization - Class 2	24.05%
Lincoln VIP Moderately -Aggressive Profile (Wilshire)	14.14%	Templeton Growth Securities - Class 1	22.20%
Lincoln VIP Aggressive Profile (Wilshire)	16.54%	Lincoln VIP International (Mondrian)	30.00%
Lincoln VIP Equity -Income (Fidelity)	11.27%	American Funds International - Class 2	18.98%
Fidelity VIP Contrafund - Service Class	11.59%	Delaware VIP Emerging Markets Series - Standard Class	27.13%
DWS VIP Equity 500 Index - Class A	15.52%	Delaware VIP REIT Series - Standard Class	32.63%
American Funds Growth - Class 2	10.22%	MFS VIT Utilities Series - Initial Class	31.26%

        The following table provides information on compensation under our non-qualified Deferred Compensation Plan for the year 2006.

Nonqualified Deferred Compensation — 2006

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year[1]	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End

Truman Hunt	$15,174	$55,000	$49,148	$502,061
Ritch Wood	—	35,000	13,274	142,187
Robert Conlee	—	35,000	7,442	176,407
Dan Chard	—	28,500	4,793	65,276
Joe Chang	150,276	50,000	37,235	428,088

[1]	The amounts reported in this column are reported as compensation for 2006 for the named executive officers in the Summary Compensation Table under the “All Other Compensation” column.

Potential Payments Upon Termination or Change of Control

        The information below describes the compensation that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2006, given the executive’s compensation and service levels as of such date, and if applicable, based on our closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) plan, subsidized retiree medical benefits, and disability benefits.

        Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

Name	Voluntary Termination	Involuntary Termination for cause	Involuntary Termination Not for Cause	Change of Control	Death	Disability

Truman Hunt
Severance[1]			$2,200,000	$3,300,000
Equity[2]				1,180,125
Deferred Compensation[3]	$83,215	$83,215	83,215	83,215	$2,750,000	$502,061
Life Insurance Proceeds					500,000
Health Benefits[4]				28,224
Excise Tax (including gross-up)				1,463,408

Total	$83,215	$83,215	$2,283,215	$6,054,972	$3,250,000	$502,061

Ritch Wood
Severance
Equity[2,5]				36,675
Deferred Compensation[3]					1,516,490	$142,187
Life Insurance Proceeds					500,000
Health Benefits
Excise Tax

Total				$36,675	$2,016,490	$142,187

Robert Conlee
Severance
Equity[2,5]				74,658
Deferred Compensation[3]					1,750,000	176,407
Life Insurance Proceeds					500,000
Health Benefits
Excise Tax

Total				$74,658	$2,250,000	$176,407

Dan Chard
Severance[6]			$450,000
Equity[2,5]				$93,525	$1,021,875
Deferred Compensation[3]					1,500,000	$65,276
Life Insurance Proceeds					500,000
Health Benefits
Excise Tax

Total			$450,000	$93,525	$3,021,875	$65,276

Joe Chang
Severance			$1,000,000
Equity [2,5]			333,858	$275,694
Deferred Compensation[3]	$224,039	$224,039	224,039	224,039	$2,332,166	$428,088
Life Insurance Proceeds					500,000
Health Benefits
Excise tax

Total[7]	$224,039	$224,039	$1,557,897	$499,733	$2,832,166	$428,088

[1]	Mr. Hunt’s $3,300,000 change of control severance would be payable in the event he was terminated involuntarily or constructively terminated (in each case, except for cause) within 24 months of a change of control.

[2]	The amount payable under the equity category, in the case of stock option awards, is based on the difference between the closing price of our stock on December 31, 2006 ($18.23) and the exercise price of the applicable award, multiplied by the number of unvested shares subject to the award. The amount payable under the equity category in the case of RSU’s is based on the closing price of our stock on December 31, 2006 ($18.23) multiplied by the number of unvested shares subject to the applicable award.

[3]	The amount reported for deferred compensation under the “Change of Control” column reflects only the amounts deferred by the named executives and earnings on such amounts since none of the amounts contributed by the company had vested as of December 31, 2006 for any of the named executives. However, the company may, at its discretion, accelerate vesting of the unvested amounts contributed by the company in the event of a change of control. If the company were to accelerate vesting, the total amounts of deferred compensation payable to the named executives would be as follows: Mr. Hunt ($502,061); Mr. Wood ($142,187); Mr. Chard ($65,276); Mr. Conlee ($176,407); Mr. Chang ($428,088).

[4]	Mr. Hunt would be entitled to continued health benefits for up to 36 months in the event he was terminated involuntarily or constructively terminated (in each case, except for cause) within 24 months of a change of control.

[5]	All unvested stock awards would accelerate in the event the named executive was terminated involuntarily or constructively terminated (in each case, except for cause) within 24 months of a change of control.

[6]	Mr. Chard is entitled to severance of 1.5 times his then current annual base salary in the event we terminate him other than for cause.

[7]	Mr. Chang’s retention bonus and severance payments are subject to forfeiture conditions relating to non-competition, non-solicitation, and confidentiality for a one year period following termination, or at our election, two years in exchange for payment of 75% of Mr. Chang’s base salary during such additional year. In addition, in the event Mr. Chang remains continuously employed by us until age 60 or beyond, upon termination he is entitled to a four-year consulting contract with us for $250,000 per year.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2006, about our Class A Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans (including individual arrangements):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	6,074,826[1]	$15.80	5,226,400[2]

Equity compensation plans not approved by security holders	—	—	—

Total	6,074,826	$15.80	5,226,400

[1]	Consists of 5,856,726 options without tandem dividend rights and 218,100 restricted stock units. The weighted-average exercise price of the outstanding options was $16.39 and the weighted average remaining life of the options was 7.7 years. As of March 31, 2007, there were 5,913,794 options outstanding and 285,592 restricted units outstanding.

Does not include information for options assumed in connection with acquisitions by us of other companies. As of December 31, 2006, 6,690 shares of Class A Common Stock were issuable upon exercise of such assumed options, at a weighted-average exercise price per share of $6.89. All of these shares correspond to options we assumed in our acquisition of Pharmanex.

[2]	Consists of 5,226,400 shares available for future issuance under our 2006 Stock Incentive Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, our internal auditors, and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2006 were prepared in accordance with generally accepted accounting principles.

        The Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PricewaterhouseCoopers LLP. This discussion included PricewaterhouseCoopers LLP’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•	The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable Statements on Auditing Standards, including SAS No. 61 and No. 90, as amended (Communication with Audit Committees).

•	PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence. The Audit Committee also considered whether non-audit services provided by PricewaterhouseCoopers LLP during the last fiscal year were compatible with maintaining the accounting firm’s independence.

•	Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also selected, subject to stockholder ratification, PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2007.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Daniel Campbell, Chairman Jake Garn Allen Andersen Patricia Negrón

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

        Our audit committee charter requires that the audit committee review related-party transactions that are significant in size, and approve or reject such transactions with executive officers, members of the Board of Directors, or significant stockholders submitted for which a special committee of the Board of Directors has not been established.

        In February 2007, we adopted a written policy and procedures with respect to related person transactions, which includes specific provisions for the approval of related person transactions. Pursuant to this policy, related person transactions include a transaction, arrangement or relationship in which we and certain enumerated related persons participate, and the amount involved exceeds $25,000.

        In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our audit committee. If it is impracticable for our audit committee to review such transaction, the transaction will be reviewed by the chair of our audit committee if the amount involved is less than $120,000, whereupon the chair of our audit committee will report to the audit committee the approval or disapproval of such transaction.

        In reviewing and approving related person transactions, the audit committee, or its chair, shall consider all information that the committee, or its chair, believes to be reasonable in light of the circumstances. The audit committee or its chair, as the case may be, shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, as the audit committee or its chair determines in good faith. No member of the audit committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members has an interest.

Related Person Transactions

Leases

        We lease our corporate offices, distribution center, and certain other property pursuant to lease agreements with two entities, Scrub Oak, Ltd. and Aspen Country LLC, owned by the following executive officers, directors, 5% or greater stockholders, and respective family members: Blake Roney, Sandra Tillotson, Steven Lund and Brooke Roney. In 2006, we incurred lease charges totaling approximately $2.5 million and $1.2 million, respectively, to Scrub Oak and Aspen Country. The lease agreements currently in place were negotiated and approved in 2001 by an independent special committee of the Board, utilizing independent real estate advisors.

Lease of Airplane

        We periodically charter air service from a charter company, Keystone Aviation, LLC, in which Blake Roney, our Chairman of the Board, currently owns a 51% interest. We paid $462,438 to this charter company for 2006 services. Keystone Aviation, LLC, leases from time to time an aircraft from Arrow Plane, L.C. to provide its charter services to us. Mr. Roney and his spouse directly or indirectly own substantially all of Arrow Plane, L.C. Arrow Plane, L.C. received payments of approximately $149,760 from Keystone Aviation related to charter services provided to us in 2006. The Audit Committee of the Board of Directors has reviewed the amounts paid to Keystone Aviation, LLC, and approved their continued use based on competitive or favorable rates compared to other vendors and the convenient location to our headquarters.

Other

        Two brothers and two brothers-in-law of Blake Roney have long-standing employment relationships with Nu Skin, each of whom made in excess of $120,000 per year. One of Mr. Roney’s brothers, Brooke Roney, served as a senior corporate officer until December 31, 2006, and his total compensation for 2006 (consisting of salary, bonus, and incremental cost of perquisites) was $604,297. He was also paid a $1.2 million severance payment. We paid the other relatives of Mr. Roney an aggregate of $376,504 in total compensation for 2006. We also employ the spouse of one of our executive officers, Andrew Fan. We paid Mr. Fan’s spouse an aggregate of $272,510 (consisting of salary, bonuses, perquisites, and equity) in 2006. In addition, these employees also participated in the employee benefit plans available generally to our employees in their respective locations.

        We pay commissions in excess of $120,000 per year to an independent distributor who is the son-in-law of Sandra Tillotson. We paid this individual an aggregate of $259,324 in commissions in 2006. The terms under which Ms. Tillotson’s son-in-law acts as our independent distributor and is paid commissions do not differ from the standard terms we offer to our other distributors. Any individual who wishes may join our company as an independent distributor, so long as such person is willing to agree to abide by the policies and the terms and conditions of our standard independent distributor agreement. As a result, our Audit Committee does not typically review or approve the engagements of independent distributors who happen to be related to directors or executive officers unless we propose to offer such independent distributor special terms that differ from the standard terms.

PROPOSAL 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2006, was selected by the Audit Committee of the Board of Directors to act in the same capacity for the fiscal year ending December 31, 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

        The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal years ending December 31, 2006, and December 31, 2005, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$ 1,716,000	$ 1,773,000
Audit-Related Fees(2)	—	19,000
Tax Fees(3)	2,278,000	2,657,000
All Other Fees(4)	26,000	—
Total	$ 4,020,000	$ 4,449,000

(1)	Audit Fees consist of fees billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements, including services associated with SEC registration statements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including audits of benefit plans and other such services.

(3)	Tax Fees consist of fees billed for tax compliance, tax advice, and tax planning.

(4)	All Other Fees consist of fees billed for all other services not included in the categories above.

Audit and Non-Audit Services Pre-Approval Policy

        Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. Under the policy, proposed services may be either pre-approved categorically within specified budgets (“general pre-approval”) or specifically pre-approved on a case-by-case basis (“specific pre-approval”). In approving any services by the independent registered public accounting firm, the Audit Committee will consider whether the performance of any such service would impair the independent registered public accounting firm’s independence.

        The Audit Committee must specifically pre-approve the terms and fees of each annual audit services engagement. All other Audit, Audit-related, Tax, and All Other Services (each defined in the policy) may be generally pre-approved pursuant to projected categorical budgets. The Audit services subject to general pre-approval include such services as statutory audits or financial audits for subsidiaries or affiliates and services associated with SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are traditionally performed by the independent registered public accounting firm. Tax services include tax compliance, tax planning, and tax advice. All Other Services are those routine and recurring services that the Audit Committee believes will not impair the independence of our registered public accounting firm, such as new market development advice and other miscellaneous services. The SEC prohibits our independent registered public accounting firm from performing certain non-audit services, and under no circumstances will the Audit Committee approve such services by it.

        The Audit Committee will review the generally pre-approved services from time-to-time, at least annually. Any changes to budgeted amounts or proposed services will require specific pre-approval by the Audit Committee.

        In 2006, all of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
RATIFICATION OF OUR SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote on such matters in accordance with their best judgment, acting together or separately.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

        In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 15, 2007. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised at next year’s annual meeting, written notice must be received by us no later than December 15, 2007, and shall contain such information as is required under our Bylaws.

        In addition, our Bylaws permit stockholders to nominate directors at the annual meeting by providing advance written notice to us. In order to make a director nomination at a stockholder meeting, a stockholder must notify us not fewer than 120 days in advance of the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting. Thus, since April 13, 2007, is specified as the date of this year’s proxy statement, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by us no later than December 15, 2007, (i.e., 120 days prior to April 13). In addition, the notice must meet all other requirements contained in our Bylaws.

        A stockholder may contact our Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

ANNUAL REPORT TO STOCKHOLDERS

        The Annual Report to Stockholders concerning our operations for the fiscal year ended December 31, 2006 is enclosed with this Proxy Statement.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, without exhibits, accompanies the Annual Report to Stockholders enclosed with this Proxy Statement. A copy of our Annual Report on Form 10-K may also be obtained by stockholders without charge by written request to Scott Pond, Investor Relations Manager, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. A copy of the Annual Report on Form 10-K is also available on our website, www.nuskinenterprises.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.

By Order of the Board of Directors, Blake M. Roney Chairman of the Board

DATED: April 13, 2007

APPENDIX A - FORM OF PROXY

NU SKIN ENTERPRISES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2007

         The undersigned hereby appoints M. Truman Hunt and Ritch N. Wood as proxies with full power of substitution and hereby authorizes either of them to act and to vote, as designated on the reverse, all shares of Class A Common Stock of Nu Skin Enterprises, Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah, May 14, 2007 at 4:00 p.m., Mountain time, and at any adjournments or postponements thereof, upon all matters referred to on this proxy card and described in the accompanying Proxy Statement, and, at the proxies' discretion, upon any other matters which may properly come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

NU SKIN ENTERPRISES, INC.

May 14, 2007

Class A Common Stock

Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.    Elect members of the Board of Directors of the Company.

      FOR ALL NOMINEES
       WITHHOLD AUTHORITY FOR ALL NOMINEES
       FOR ALL EXCEPT (See instructions below)

NOMINEES

     Blake M. Roney
     M. Truman Hunt
     Sandra N. Tillotson
     E.J. "Jake" Garn
     Daniel W. Campbell
     Andrew D. Lipman
     Patricia Negrón
     Christine M. Day
     Desmond C. Wong

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here [X].

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent regestered public accounting firm for the fiscal year ending December 31, 2007. FOR AGAINST ABSTAIN

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES AND FOR EACH OF THE PROPOSALS SET FORTH ABOVE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.